Exhibit 3.71

OPERATING AGREEMENT

FOR

KILGORE TRUCKING, LLC

THIS OPERATING AGREEMENT (the “Agreement”) is made and entered into effective as of the 1st day of February, 2003 by Jason T. Kilgore, (hereinafter referred to as “Member”), as the sole Member of Company.

ARTICLE I

THE LIMITED LIABILITY COMPANY

1.1 Organization. Member hereby organizes the limited liability company, Kilgore Trucking, LLC, (the “Company”), subject to the provisions of the Utah Limited Liability Company Act as amended from time to time (the “Act”). It is the desire and intent of the Member that this entity be ignored for income tax purposes.

The Company shall be a single member, manager-managed limited liability company. It is anticipated, however, that the addition of another Member or Members may be important to meet the objectives of the Company. Therefore, this Agreement is created with the perspective that an additional Member or Members may be added. All references to the plural “Members” in this Agreement shall not limit in any way the right and authority of Member to act as the sole Member or manager unless and until another member or members are added hereto. If another Member of Members are added, Member shall only be limited by the provisions of this Agreement.

Member desires to organize a limited liability company pursuant to the laws of the State of Utah. Accordingly, in consideration of the mutual covenants contained herein, and Member certifies as follows:

1.2 Filing. In connection with the execution of this Operating Agreement, Member shall cause Articles of Organization that comply with the requirements of the Act to be properly filed with the Utah Division of Corporations and Commercial Code, and shall execute such further documents (including amendments to the Articles of Organization) and take such further action as is appropriate to comply with the requirements of law for the formation or operation of a limited liability company in all states and counties where the Company may conduct its business.

1.3 Name. The name of the Company shall be Kilgore Trucking, LLC.

1.4 Registered Office, Registered Agent. The location of the registered office of the Company shall be 3 Triad Center, Suite 500, Salt Lake City, Utah 84180, and thereafter at such other location as the Member may designate. The Company’s registered agent at such address shall be Graden P. Jackson.

1.5 Events of Dissolution. The Company shall continue for a period of ninety-nine (99) years from the date of the filing of its Articles of Organization with the State of Utah, unless sooner dissolved by:

(a) the vote of a majority in profits interest of the Members;

(b) the Manager may elect to dissolve the Company; or

(c) any event which makes it unlawful for the business of the Company to be carried on by the Members.

1.6 Management of Business. The management of the business of the Company shall be managed by a Manager, pursuant to the provisions of Article IV below. The name and place of business of the initial Manager of the Company is as follows: Jason T. Kilgore, 7057 West 2100 South, Magna, Utah 84044.

The above Manager shall serve until its successor is appointed according to this Agreement. Management is not reserved to the Members.

1.7 Character of Business. The business of the Company shall be any and all lawful business, including, but not limited to:

(a) To acquire by purchase, exchange, lease, hire or otherwise, real property of every kind, character and description whatever, wherever located, and interests of all kinds therein, and (i) to hold, own, develop, improve, manage, operate, let as lessor or sublessor, and mortgage such property; (ii) to sell and exchange such property and interests therein; (iii) to obtain, use, dispose of and deal in and with such property in every other manner, either alone or in conjunction with others, as partners, joint venturers or otherwise; and, (iv) to carry on the business of managing agent, broker, finder, consultant and all other functions in connection therewith.

(b) To acquire, own, hold, use and employ, sell, lease, exchange, transfer and otherwise dispose of, mortgage, lend, pledge and otherwise deal in and with securities of any persons, domestic and foreign firms, associations and corporations, and any government or agency or instrumentality thereof; and while owner of such securities, to exercise any and all rights, powers and privileges in respect thereof.

(c) To transact any and all other businesses for which limited liability companies may be formed under Utah law.

(d) To accomplish any of the foregoing purposes for its own account or as nominee, agent or trustee for others.

1.8 Principal Place of Business. The location of the principal place of business of the Company shall initially be at 7057 West 2100 South, Magna, Utah 84044, or at such other place as the Manager from time to time may select.

1.9 Member. The name and address of the initial Member is as follows:

Jason T. Kilgore, 7057 West 2100 South, Magna, Utah 84044.

ARTICLE II

CAPITAL CONTRIBUTIONS

2.1 Capitalization. The Member will initially contribute the following assets to the Company’s capital:

2.2 Interests in Capital. The respective interests of the Members in the capital contributions to the Company are as follows:

Member	Interest in Capital
Jason T. Kilgore	100%

2.3 Additional Contributions. Except as provided herein, no Member shall be obligated to make any additional contribution(s) to the capital of the Company once all contributions have been provided as described above. If additional capital is needed, contributions may be requested upon the consent of the Manager. The Manager may allow additional contributions of capital at any time and in disproportionate amounts by any Member or Members.

2.4 Allocation. In accordance with §704(c) of the Internal Revenue Code (“IRC”) and applicable Treasury Regulations, income, gain, loss and deductions with respect to any property contributed to the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal tax purposes and its fair market value or its adjusted value under IRC §704(c) and applicable Treasury Regulations. Allocations pursuant to this Section 2.3 are solely for purposes of federal and state taxes, as appropriate, and shall not affect, or in any way be taken into account, in computing any Member’s capital account or share of profits, losses, or other items or distributions pursuant to any provision of this Agreement.

2.5 Interest. No interest shall be paid on the capital accounts of the Members.

2.6 Capital Accounts. A separate capital account shall be maintained by the Company for each Member in accordance with IRC §704(b) and Treasury Regulations promulgated thereunder.

(a) Increases. There shall be credited to each Member’s capital account:

(i)	the amount of money contributed by the Member to the Company;

(ii)	the fair market value of property contributed by a Member to the Company (net of liabilities secured by such contributed property that the Company is considered to assume or take subject to under IRC §752); and

(iii)	allocations to a Member of Company income and gain (or items thereof), including income and gain exempt from tax and income and gain, as computed for book purposes, in accordance with Treas. Reg. §1.704-1(b)(2)(iv)(g).

(b) Decreases. Each Member’s capital account shall be decreased by:

(i)	the amount of money distributed to the Member by the Company;

(ii)	the fair market value of property distributed to the Member by the Company (net of liabilities secured by such property that such Member is considered to assume or take pursuant to IRC §752);

(iii)	allocations to such Member of expenditures of the Company described in IRC §705(a)(2)(B);

(iv)	allocations of Company loss and deduction (or items thereof), including loss of deduction, computed for book purposes, as described in Treas. Reg. §1.704-1(b)(2)(iv)(g); and

(v)	amounts made available for withdrawal by Company (even if not withdrawn by a Member).

2.7 Loans to Company. If any Member shall, with the Manager’s prior consent, make any loan to the Company or advance money on its behalf, the loan or advance shall not increase the lending Member’s capital account, entitle the lending Member to any greater share of Company distributions, or subject the Member to any greater proportion of Company losses. The amount of the loan or advance shall be a debt owed by the Company to the lender Member, repayable on the terms and conditions, and bearing interest at the rate agreed upon between the lending Member and the Manager.

ARTICLE III

PROFITS, LOSSES AND DISTRIBUTIONS

3.1 Profits and Losses. Once capitalized, the Company’s net profits or net losses shall be determined on an annual basis in accordance with generally accepted accounting principles, consistently applied, and shall be allocated to the Members’ capital accounts in proportion to their Sharing Ratios, but taking into account each Member’s varying interests in the Company during the fiscal year. The Sharing Ratio of each Member is set forth below:

Member’s capital account X 100

Total capital accounts

of all Members

“Capital account” is defined in Section 2.6 above.

3.2 Distributions. Annually, or at more frequent intervals, the Manager may, in Manager’s discretion, distribute available funds to the Members in proportion to their Sharing Ratios distributions. “Available funds” for this purpose means the Company’s gross cash receipts, less the Company’s cash expenditures, and less the amount that, in the Manager’s reasonable judgment, the Company should retain in order to fulfill its business purposes. The business purposes shall include the growth and preservation of capital by reinvestment of all profits. The Manager shall have no obligation to make distributions of income.

3.3 No Shift of Recapture Responsibility. In making the allocation among the Members of gain or profit, the ordinary income portion, if any, of such gain or profit caused by the recapture of cost recovery or any other deductions shall be allocated among those Members who were previously allocated the cost recovery or any other deductions in proportion to the amount of such deductions previously allocated to them. It is intended that the Members, as among themselves, shall bear the burden of recapture caused by cost recovery or other deductions which were previously allocated to them, in proportion to the amount of such deductions which have been allocated to them, notwithstanding that a Member’s share of profits, losses or liabilities may increase or decrease from time to time. Nothing in this Article, however, shall cause the Members to be allocated more or less gain or profit than would otherwise be allocated to them pursuant to this Article.

3.4 Loans to Members. The Manager shall have the right to make loans to Members in such amounts and upon such terms as may be determined by the Manager (so long as the loan bears interest at least at the applicable “Federal Rate” determined under the Federal Internal Revenue Code and Regulations). Such loans may be secured or unsecured, but at all times shall be deemed secured by the Member’s interest in Company.

ARTICLE IV

MANAGEMENT

4.1 Members. The liability of Member and other Members that may be subsequently added hereto shall be limited as provided in the Act. The Members shall take no part whatever in the control, management, direction or operation of the Company’s affairs and shall have no power to bind the Company. The Manager may, from time to time, seek advice from the Members on major policy decisions, but the Manager need not accept such advice, and at all times the Manager shall have the exclusive right to control and manage the Company.

4.2 Powers of Manager. The Manager is authorized on the Company’s behalf to make all decisions as to:

(a) the development, sale, lease or other disposition of the Company’s assets;

(b) the purchase or other acquisition of other assets of all kinds;

(c) the management of all or any part of the Company’s assets and business;

(d) the borrowing of money and the granting of security interests in the Company’s assets (including loans from Members);

(e) the prepayment, refinancing or extension of any mortgage affecting the Company’s assets;

(f) the compromise or release of any of the Company’s claims or debts;

(g) the employment of persons, firms or corporations for the operation and management of the business of the Company;

(h) the admittance of new Members to the Company (with concurrence of a majority in profits interest in the Company); and

(i) the increase in interest in Company of any Member.

In exercise of management powers, the Manager is authorized to execute and deliver all contracts, conveyances, assignments, leases, subleases, franchise agreements, licensing agreements, management contracts and maintenance contracts covering or affecting the assets of the Company; all checks, drafts, and other orders for the payment of the Company’s funds; all promissory notes, mortgages, deeds of trust, security agreements and other similar documents; and all other instruments of any kind or charter relating to the Company’s affairs, whether like or unlike the foregoing.

4.3 Nominee. The title for the Company’s assets shall be held in the Company’s name or in the name of any nominee (including a Manager so acting) that the Manager may designate. The Manager shall have the power to enter into a nominee agreement with any such person, and such agreement may contain provisions indemnifying the nominee, except for his willful misconduct.

4.4 Time Devoted to Business. The Manager shall devote such time to the business of the Company as the Manager, in Manager’s discretion, deems necessary for the efficient operation of the Company’s business. The Manager shall at all times be free to engage for the Manager’s own account in all aspects of any business or investment in which the Company is involved.

4.5 Information Relating to Company. Upon request, the Manager shall supply to any Member information regarding the Company or its activities. Each Member or the Member’s authorized representative shall have access to and may inspect and copy all books, records, and materials in the possession of the Manager regarding the Company or its activities. The exercise of the rights contained in this Section 4.5 shall be at the requesting Member’s expense.

4.6 Exculpation. Any act or omission of the Manager, the effect of which may cause or result in loss or damage to the Company or the Members, if done in good faith to promote the best interests of the Company, shall not subject the Manager to any liability to the Members.

4.7 Records at Principal Place of Business. The Manager shall cause the Company to keep at its principal place of business the following:

(a) a current list in alphabetical order of the full name and last known business street address of each Member;

(b) a copy of the stamped Articles of Organization and all certificates of amendment thereto, together with executed copies of any powers of attorney pursuant to which any certificate of amendment has been executed;

(c) copies of the Company’s federal, state and local income tax returns and reports, if any, for the three most recent years;

(d) copies of any financial statements of the Company, if any, for the three most recent years; and

(e) unless otherwise set forth in the Articles of Organization, a written statement setting forth:

(i)	the amount of cash and a description and statement of the agreed value of the other property or services contributed by each Member and which each Member has agreed to contribute. The value of each such contribution shall be subject to the absolute control and discretion of Manager;

(ii)	the times at which, or the events on the happening of which, any additional contributions agreed to be made by each Member are to be made;

(iii)	any right of a Member to receive distributions which include a return of all or any part of the Member’s contributions; and

(iv)	any event upon the happening of which the Company is to be dissolved and its affairs wound up.

4.8 Manager and Successors. The current Manager of the Company is and shall be Brett E. Cox. Upon the addition of other Members, the Members shall not have the right to remove or replace said Manager except for cause. The Manager need not be a Member of the Company.

ARTICLE V

COMPENSATION

5.1 Reimbursements of Expenses to Manager. The Manager shall be entitled at all times, on demand, to reimbursement from the Company’s funds for Manager’s Reimbursable Expenses. “Reimbursable Expenses”, as that term is used herein, are expenses incurred by the

Manger in furthering the Company’s business and for which the Manager has approved reimbursement to be made. Reimbursable Expenses shall have priority over all other distributions to the Members, and if not reimbursed within 30 days after demand, such amounts shall become interest-bearing debts of the Company, payable at a rate and upon terms agreed upon between the creditor/Manager and the Company.

5.2 Fee. In addition to reimbursements under Section 5.1 above, the Manager shall be entitled to be paid reasonable compensation for services in managing the Company’s business and affairs. The Manager shall have discretion to set the amount of the Manager’s Fee and to adjust it from time to time. Since available cash flow may be of concern for the Company from time to time, such fee may be assessed and accrued retroactively by Manager without approval of the Members.

5.3 Accrual. In the event there is insufficient cash available to pay Reimbursable Expenses or fees owed to the Manager, such amounts shall be accrued as payables or indebtedness until such time as cash becomes available for payment of such accrued amounts.

ARTICLE VI

ACCOUNTS

6.1 Books. The Manager shall maintain complete and accurate books of account of the Company’s affairs at the Company’s principal place of business. Such books shall be kept on such method of accounting as Manager may select. The Company’s accounting period shall be the calendar year.

6.2 Reports. The Manager shall close the books of account promptly after the close of each calendar year, and shall prepare and send to each Member a statement of such Member’s distributive share of income and expense for federal income tax reporting purposes.

ARTICLE VII

TRANSFERS OF MEMBER’S INTERESTS

7.0 Purpose. As stated above, Jason T. Kilgore is currently the only Member of the Company. However, to achieve the goals of the Company, it is possible that additional Members may be added. In contemplation of these additional Members, the following provisions for transfers of Member’s interests have been included herein. Until other Members are added to the Company, Member shall not be restricted in any way in the transfer of Member’s interest except as may be provided by law.

7.1 Lifetime Restriction. Except as provided otherwise in this Article VII, and except for transfers to other Members, no Member may, during the Member’s lifetime, sell, assign, transfer, or otherwise encumber any part of the Member’s membership interest which the Member now owns or hereafter acquires.

7.2 Related Parties. At any time, a Member may make an inter vivos transfer of all or part of the Member’s membership interest to a trust or trusts for the benefit of any of the following related parties: Member, Member’s spouse, Member’s children and/or grandchildren. Provided, however, that a Member shall have this right to transfer only if all of the following conditions are met:

(a) The assignor shall state assignor’s intention in the instrument of assignment that the assignee shall become a substituted Member;

(b) The assignor and assignee shall execute such other instruments as the Manager deems necessary or desirable to effect admission of the substituted Member;

(c) The assignee shall execute this Agreement;

(d) The assignee shall bear all reasonable expenses incurred in effecting the substitution;

(e) The Member making the transfer shall remain the Trustee of the Trust to which the conveyance is made, or shall retain the right to revoke or amend the Trust in its entirety; and

(f) The death, divorce, bankruptcy, dissolution, or other event described herein of said Member shall still give rise to purchase rights provided in this Article VII to Company and its Members.

The assignee shall not become a substituted Member (i.e., the assignee shall be entitled to receive only the share of profits or other compensation by way of income and the return of contribution to which the assignor would have been entitled and shall have no right to participate in voting or the management of the business and affairs of the Company) until a majority of the nontransferring Members (voting by profits interest) have consented to the transfer or assignment and the Manager has executed an acceptance with the Member. Further, if such a transfer into trust is made, the Trustee shall be bound as if Trustee were the Member, and unless otherwise agreed upon, in the event of the death, divorce, bankruptcy, or dissolution of the transferring Member, the Trustee shall be bound as if the event affecting the transferor Member had occurred to the transferee Member.

7.3 Right of First Refusal. If at any time a Member receives a bona fide written offer from a third party for the purchase of all or a part of that Member’s membership interest, and if the Member desires to accept the offer, or, if a Member proposes to make any other transfer or gift of the Member’s interest, the Company and the other Members shall have options, as provided in this Section 7.3, to purchase such part of the interest which is the subject of the offer.

(a) Notice. The Member desiring to sell, exchange or transfer the membership (“Seller”) shall give prompt written notice to the Company and the other Members of the offer, and shall attach to Seller’s notice a copy of the written offer, or shall provide notice of the intent to exchange or transfer. Seller shall include in Seller’s notice a statement setting forth the offering price, the identity of the offeror, and all other terms and conditions of the offer or transfer. If the interest is to be exchanged for property other than cash, Seller shall include in Seller’s notice a reasonable dollar value of that property, valued as of the date of the written offer.

(b) Company’s Right. For thirty (30) days after receipt of Seller’s notice, the Company shall have the right to purchase the interest which is the subject of the written offer, either at the same price and upon the same terms and conditions as set forth in the written offer.

(c) Members’ Right. If the Company does not exercise the right to purchase the interest Seller proposes to sell, that same option to purchase, as described in paragraph (b) above, shall be given to the other Members for an additional thirty (30) day period, beginning on the date of expiration of the Company’s option.

In the absence of a unanimous agreement among the Members purchasing the interest (“Purchasing Members”), the interest which is the subject of the written offer shall be divided according to the proportion that each Purchasing Member’s capital account bears to the total of the capital accounts of all Purchasing Members, as of the date Seller sends notice of the written offer; provided, however, that the Purchasing Members may not, in the aggregate, purchase less than the entire interest which is the subject of the written offer received by Seller.

Purchasing Members shall become substituted Members with respect to interests purchased under this paragraph (c), as soon as the purchase has been accomplished according to the terms hereof.

(d) Failure to Exercise. If neither the Company nor the other Members exercise their option to purchase, Seller may sell or exchange Seller’s interest according to the terms and conditions of the written offer Seller received, or the gift or transfer may then be accomplished, provided that such transfer be consummated within thirty (30) days following the expiration of the other Members’ option period. Thereafter, or in the event Seller receives and desires to accept a new written offer, or make any other such transfer, Seller must again give the notice required by paragraph (a) above, and the Company and the other Members shall again have option periods, one following the other, as provided in this Section 7.3.

The purchaser or transferee of Seller’s interest under this paragraph (d) shall not be entitled to become a substituted Member and shall have only a right to receive the income and distributions to which Seller would otherwise have been entitled, unless a majority in profits interest of Members shall approve such action, and the transferee shall execute this Agreement.

(e) Bona Fide Offer. A “bona fide offer”, as that phrase is used herein, means an offer to purchase an interest in Company made by a third party to a Member, or by a Member to another Member, under circumstances in which the Selling Member and the offeror are negotiating at arms length and under circumstances where they could reasonably achieve a fair market price for the interest. The Selling Member shall have the right to designate in the Notice whether the offer is bona fide or not. If the Selling Member fails to designate the offer as being “bona fide”, then the offer shall be deemed to be bona fide. If the offer is not bona fide, then it is deemed to be an Involuntary Transfer under Section 7.4 of this Agreement. If the offer is not bona fide, then the Selling Member may only complete the transfer to the third party offeror under terms and conditions which are essentially identical to Section 7.4 of this Agreement.

7.4 Involuntary Transfer. In the event a Member’s interest is transferred by operation of law, including, without limitation, execution of judgment, or on the divorce, bankruptcy, or dissolution of the Member, the transferee shall not be entitled to become a substituted Member, and shall only have a right to receive the income and distributions to which the transferor-Member would otherwise have been entitled. Such involuntary transfer shall be considered an offer for sale or transfer as set forth at Section 7.3 herein, and the Company and Members shall have the right to purchase the interest transferred in accordance with the price and terms allowed under Sections 7.6 and 7.7 herein. The Company and the Members shall have the option to purchase the interest as provided under Section 7.3 above, with the first option period beginning the date the Member filing bankruptcy or whose interest is executed upon provides notice thereof similar to the notice required under Section 7.3 above. The Member shall give Company and the other Members notice of the occurrence of bankruptcy or execution upon a judgment or such other involuntary transfer event as soon as it occurs. Failure to provide such notice shall not affect the rights of the Company or the remaining Members who may at any time exercise their rights hereunder, with or without notice. The Company and remaining Members may exercise their rights under this Section even after the date of the involuntary transfer, and any transferee of such interest shall be bound by these provisions.

7.5 Transfers on Death. In the event of the death of any Member, the Company and the remaining Members shall have an absolute right to purchase all, but not less than all, of the deceased Member’s interest, as follows:

(a) Company Right. The Company shall have, for a period of ninety (90) days after appointment of an executor, administrator or personal representative for the deceased Member, an option to purchase the deceased Member’s entire interest in the Company. The Purchase Price and payment terms shall be determined in accordance with Sections 7.6 and 7.7 below.

(b) Members’ Right. If the Company does not exercise the right to purchase the deceased Member’s entire interest by giving notice to the deceased Member’s executor, administrator, or personal representative, in writing, within said 90-day period, the option to purchase shall be given to the remaining Members for an additional thirty (30) day period, beginning on the day that the Company’s right to purchase expires. In the absence of a unanimous agreement among the remaining Members who desire to participate in the exercise of this option (“Purchasing Members”), the interest owned by the deceased Member shall be divided according to the proportion that each Purchasing Member’s capital account bears to the total capital accounts of all of the Purchasing Members, as of the date of the deceased Member’s death; provided, however, that the Purchasing Members may not, in the aggregate, purchase less than the entire interest of the deceased Member. The Purchase Price and payment terms shall be determined in accordance with Sections 7.6 and 7.7 below.

Purchasing Members shall become substituted Members with respect to interests purchased under this paragraph (b).

(c) Failure to Purchase. In the event the option to purchase is not exercised by the Company or the remaining Members as provided above, the assignees of the executor, administrator, or personal representative of the deceased Member shall not be entitled to become substituted Members and shall have only the right to receive the income and distributions to which the deceased Member would otherwise have been entitled.

7.6 Purchase Price. The Purchase Price for a Member’s interest sold by a Member to the Company or to another Member under Sections 7.3 or 7.4, or sold by a deceased Member’s estate under Section 7.5, shall be the fair market value (“FMV”) of the interest, determined as follows:

(a) The Valuation Date for determining FMV shall be the date of the written offer received by Seller in the case of a sale under Section 7.3, the date of exercise of the option to purchase by the Company or the other Members pursuant to Section 7.4, or the date of death of the deceased Member, in the case of a sale by the deceased Member’s estate under Section 7.5.

(b) The Company shall pay for and obtain an appraisal of any real property interests performed by a reputable real estate appraiser (to be selected by the Manager) as of the Valuation Date, and shall determine the market value of all securities owned by Company.

(c) The FMV of the Company shall then be determined by the following formula: Sum of appraised value for real estate, market value for all marketable securities, and book value of all other assets, plus cash on hand at Valuation Date, minus total Company liabilities at Valuation Date.

(d) The Purchase Price of the interest being purchased shall be the product of the percentage of the whole Company assets which the subject interest represents (based upon relative Capital Account balances) as of the Valuation Date, multiplied by the FMV of the Company determined in paragraphs (b) and (c) above. In the case of a purchase under Section 7.4 above, a discount from the FMV shall be applied of Thirty percent (30%). In the case of a purchase under Section 7.5 above, a discount from the FMV shall be applied of Twenty percent (20%).

7.7 Payment and Terms. Payment by the Company or the Members for a sale by a Member under Sections 7.3 or 7.4, or for a sale by a deceased Member’s estate under Section 7.5 shall be made as follows:

(a) Ten percent (10%) of the Purchase Price shall be paid within six (6) months after the Valuation Date defined in Section 7.6(a).

(b) The balance shall be paid in five (5) equal annual installments beginning on the first annual anniversary of the initial payment.

(c) Interest on the unpaid principal balance shall be charged at the Applicable Federal Rate in effect as of the Valuation Date, as the Applicable Federal Rate is defined in §1274 (or a successor provision) of the Internal Revenue Code, compounded semiannually. If there is no Applicable Federal Rate in effect as of the Valuation Date, the interest rate shall be the prime rate in effect on the Valuation Date at Zion’s First National Bank in Salt Lake City, Utah, or its successors. Interest shall begin to accrue after the first payment date, compounded annually. Interest payments shall be made at the time principal payments are made.

7.8 Proration of Gains, etc. for Tax Purposes. In the event of any transfer or assignment of membership interests other than at and as of the close of the Company’s fiscal year, all items of gain, loss, deduction or credit for the entire fiscal year in which the transfer or assignment takes place shall be allocated between the transferor and the transferee (or assignor and assignee) by proration based on the portion of the fiscal year that has elapsed prior to the transfer or assignment, regardless of whether those items have been realized as of the date the transfer or assignment takes place.

7.9 Transfer of Capital Account. Upon the transfer of all or part of an interest in the Company, as permitted herein, the capital account of the transferor that is attributable to the transferred interest shall carry over to the transferee Member.

7.10 Authority of Manager. Upon the terms set forth in this Article VII, the Manager is authorized (a) to admit substitute Members; (b) to exercise the power of attorney granted in Article IX to amend this Operating Agreement or the Articles of Organization to reflect such substitution; and (c) to file any such amendment with the appropriate depositories.

ARTICLE VIII

DISSOLUTION AND TERMINATION

8.1 Final Accounting. In case of the Company’s dissolution, a proper accounting shall be made from the date of the last previous accounting to the date of dissolution.

8.2 Liquidation. Upon the Company’s dissolution, the Manager or, if none, some person selected by a majority in interest of the Members shall act as liquidator to wind up the Company. The liquidator shall have full power and authority to sell, assign and encumber any or all of the Company’s assets and to wind up and liquidate the Company’s affairs in an orderly and prudent manner. The liquidator shall distribute all proceeds from liquidation to the Members in proportion to their Sharing Ratios, as of the date of distribution, as determined after taking into account all capital account adjustments for the Company’s taxable year during which such liquidation occurs.

If a Member has a deficit balance in his capital account following the liquidation of his interest in the Company, as determined after taking into account all capital account adjustments for the Company’s taxable year during which such liquidation occurs, he shall be unconditionally obligated to restore the amount of such deficit balance to the Company by the end of such taxable year (or, if later, within 90 days after the date of such liquidation), which amount shall, upon liquidation of the Company, be paid to creditors of the Company or distributed to other Members in accordance with their positive capital account balances, as required above.

8.3 Distribution in Kind. If the liquidator shall determine that a portion of the Company’s assets should be distributed in kind to the Members, the liquidator shall distribute such assets to them in undivided interests as tenants in common in proportion to their Sharing Ratios.

8.4 Articles of Dissolution. Upon the completion of the distribution of Company assets, the Company shall be terminated and the Members shall cause the Company to execute Articles of Dissolution and take such other actions as may be necessary to terminate the Company.

ARTICLE IX

POWERS OF ATTORNEY

9.1 Appointment of Manager. The Member, and any subsequent Member added hereto, by execution hereof, does irrevocably constitute and appoint the Manager, with full power of substitution, as the Member’s true and lawful attorney, in Member’s name, place and stead, to file Articles of Organization with the appropriate depositories and to execute, acknowledge, swear to and file (a) all amendments to this Operating Agreement or to the Articles of Organization required by law or authorized or required by the provisions of this Operating Agreement or the Articles of Organization; (b) all certificates and other instruments necessary to qualify or continue the Company as a limited liability company wherein the Members have limited liability in the states where the Company may be doing business; and, (c) all conveyances and other instruments necessary to effect the Company’s dissolution and termination.

9.2 Irrevocable. The powers of attorney granted herein shall be deemed to be coupled with an interest and shall be irrevocable and survive the death, bankruptcy, dissolution, or incompetency of the Members. In the event of any conflict between this Operating Agreement and any instruments filed by such attorney pursuant to the power of attorney granted in this section, this Operating Agreement shall control.

ARTICLE X

AMENDMENT TO AGREEMENT

Amendments to this Operating Agreement and to the Articles of Organization may be proposed to the Members by the Manager or any Member. The Manager shall submit to the Members any such proposed amendment and the recommendation of the Manager as to its adoption. A proposed amendment shall become effective at such time as it has been approved in writing by a majority in capital interest of Members.

ARTICLE XI

NOTICES

11.1 Method for Notices. All mailed notices hereunder shall be sent by first class mail, postage prepaid, and addressed as set forth in Section 1.10 above (except that any Member may from time to time give notice changing address for such purpose), or may be sent registered or certified mail, and shall be effective on the date of receipt or upon the fifth day after mailing, whichever is earlier. Notices may also be delivered in person and by facsimile. If delivered by facsimile transmission, then they shall be deemed received if the person to whom sent actually received the facsimile transmission at their office or residence (as the case may be) before 5:00 p.m. on a business day when said person is present at such office or home where sent. If received after the applicable time or on a weekend or holiday, the notice is deemed received on the next business day.

11.2 Computation of Time. In computing any period of time under this Operating Agreement, the day of the act, event or default from which the designated period of time begins to run shall not be included. The last day of the period so computed shall be included, unless it is a Saturday, Sunday or legal holiday, in which event the period shall run until five o’clock p.m. of the next day which is not a Saturday, Sunday or legal holiday.

ARTICLE XII

GENERAL PROVISIONS

12.1 Entire Agreement. This Operating Agreement (a) contains the entire agreement among the parties; (b) except as provided in Article X, may not be amended nor may any rights hereunder be waived except by an instrument in writing signed by the party sought to be charged with such amendment or waiver; (c) shall be construed in accordance with, and governed by, the laws of the State of Utah; and (d) shall be binding upon and shall inure to the benefit of the parties, and their respective personal representatives, successors and assigns, except as set forth above.

12.2 Construction Principles. Words in any gender shall be deemed to include the other gender. The singular shall be deemed to include the plural and vice versa. The headings and underlined paragraph titles are for guidance only and shall have no significance in the interpretation of this Operating Agreement.

12.3 Severance Clause. The invalidity or unenforceability of any part of this Agreement shall not invalidate or affect the remainder, which shall continue to govern the relative rights and duties of the parties as though the invalid or unenforceable part were not a part hereof.

12.4 Attorney Fees. In the event any Member or the Company shall breach this Agreement, the nonbreaching parties shall be entitled to recover from the breaching party all attorney fees and costs incurred in enforcing this Agreement, with or without suit.

IN WITNESS WHEREOF, the Member and Manager have signed this Operating Agreement on the respective dates set forth below to be effective as of the date first written above.

MEMBER:

/s/ Jason T. Kilgore
Jason T. Kilgore

MANAGER:

/s/ Jason T. Kilgore
Jason T. Kilgore